Exhibit 99.1

Dana Holding Corporation Prices $750 Million in Senior Notes Offering

MAUMEE, Ohio, July 30, 2013 – Dana Holding Corporation (NYSE: DAN) today announced that it has priced its previously announced offering of senior unsecured notes. Due to strong demand, Dana upsized the initial offering of $600 million and placed $750 million in senior notes, $450 million at 5.375 percent due 2021 and $300 million at 6.000 percent due 2023.

Through this offering Dana increases its financial flexibility and Dana intends to use the proceeds from the offering to repurchase all of its outstanding Series A preferred shares, to fund the company’s previously authorized share repurchase program, and for other general corporate purposes.

Citigroup Global Markets Inc.; BofA Merrill Lynch; Barclays Capital Inc.; Deutsche Bank Securities Inc.; J.P. Morgan Securities LLC; UBS Securities LLC; and Wells Fargo Securities, LLC are acting as joint-bookrunning managers in the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a world-leading supplier of driveline, sealing, and thermal-management technologies that improve the efficiency and performance of passenger, commercial, and off-highway vehicles with both conventional and alternative-energy powertrains. The company’s global network of engineering, manufacturing, and distribution facilities provides original-equipment and aftermarket customers with local product and service support. Based in Maumee, Ohio, Dana employs more than 23,000 people in 26 countries and reported 2012 sales of $7.2 billion.

Investor Contact

Craig Barber

419.887.5166

Media Contact

Jeff Cole

419.887.3535

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